UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 5, 2015

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21255 Burbank Boulevard, Suite 400
Woodland Hills, California 91367
(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2015, United Online, Inc. (the “Company”) and Robert J. Taragan, the President of the Company’s Communications Segment, entered into a General Release and Agreement (the “Agreement”). Pursuant to the terms of the Agreement, Mr. Taragan’s employment with the Company will terminate on February 16, 2015 (the “Separation Date”) and he will resign from all of his positions with the Company, including as an officer of the Company. Pursuant to the Agreement, Mr. Taragan will receive (a) a severance payment of $435,000; (b) an additional separation payment equal to the annual bonus for the 2014 fiscal year that he would have received under the 2014 Management Bonus Plan (“MBP”) on the basis of: (i) achieving 100% attainment of his individual performance goals under the MBP, and (ii) the actual attainment of the Company’s and the Communications Segment’s financial performance goals under the MBP, as determined in accordance with the terms of the MBP; (c) the premium amount for three (3) months of COBRA health benefits continuation coverage; and (iv) vesting of the stock option and restricted stock unit awards scheduled to vest (in accordance with their terms) on February 15, 2015. Mr. Taragan’s vested stock option awards will remain exercisable in accordance with the terms of the underlying award agreements. The Agreement contains a customary release of claims in favor of the Company.

The foregoing description of the material terms of the General Release and Agreement does not purport to be a complete description of such agreement and is qualified in its entirety by reference to the General Release and Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2015	UNITED ONLINE, INC.

	By:	/s/ Francis Lobo
Francis Lobo
President and Chief Executive Officer